Exhibit 10(iii)A(49)

AMENDMENT

TO THE ZEP INC.

2010 OMNIBUS INCENTIVE PLAN

THIS AMENDMENT is made and executed effective as of the 5th day of October, 2010.

WHEREAS, Zep Inc. (the “Company”) adopted and maintains the Zep Inc. 2010 Omnibus Incentive Plan (the “Plan”); and

WHEREAS, the Plan currently provides that Cash-Based Incentive Awards (as defined in the Plan) will in any event be paid no later than two and one-half months following the expiration of the performance period with respect to such Cash-Based Incentive Awards; and

WHEREAS, the Company desires to amend the Plan with respect to the payment of Cash-Based Incentive Awards; and

WHEREAS, the Company desires to amend the definition of “Change in Control” as used in the Plan such that the definition will be consistent with the definition of “change in control” as that term is used in section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder; and

WHEREAS, the Company desire to adopt a parachute payment cutback provision to limit the amounts of compensation that may be paid to Participants in the event that the compensation under the Plan becomes subject to the excise taxes provided for under Code sections 280G and 4999

WHEREAS, Section 17.2 of the Plan authorizes the Committee to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Cash-Based Incentive Award. Section 13.4 of the Plan is hereby amended by replacing the last sentence of that section with the following:

“If and to the extent the applicable conditions are satisfied during the applicable performance period, the Company shall distribute the Award to the Participant as soon as reasonably practical following the expiration of the applicable performance period, and, in any event, no later than two and one-half months following the end of the calendar year during which the applicable performance conditions are satisfied.”

2. Change in Control. Section 3.9 of the Plan is hereby amended by replacing that section with the following.

“3.9 “Change in Control” means any of the following events:

a. Change in Ownership of the Company. The acquisition by any one person, or more than one person acting as a group (within the meaning of Code section 409A), of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, as applicable.

b. Change in Effective Control of the Company. Either of the following:

(i)	The acquisition, during any 12-month period, by any one person, or more than one person acting as a group (within the meaning of Code section 409A), of stock of the Company comprising thirty percent (30%) or more of the total voting power of the stock of the Company, as applicable.

(ii)	The replacement, during any 12-month period, of at least two-thirds (2/3) of the members of the Board with directors whose appointment or election is not endorsed by two-third (2/3) of the members of the Board before the date of such appointment or election.

c. Change in Ownership of a Substantial Portion of the Company’s Assets. The acquisition by any one person, or more than one person acting as a group (within the meaning of Code section 409A), during the 12-month period ending on the date of the most recent acquisition by such person or persons, of assets of the Company that have a total gross fair market value of more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company, as applicable, immediately before such acquisition or acquisitions. For purposes of this provision, “gross fair market value” means the value of the assets of the Company (as applicable), or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

The provisions of this Plan relating to a Change in Control shall be interpreted and administered in a manner consistent with Code section 409A and the regulations and additional guidance thereunder.”

3. Parachute Payment Cutback Provision. The Plan hereby amended by adding the following provision as a new Section 20 in the Plan:

20.	Parachute Payment Cutback

20.1 Unless otherwise provided in an individual agreement with the Company, if any payment or distribution by the Company or any Related Entity (as defined below) to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any equity-based award under any Company plan, or the lapse or termination of any restriction on or the vesting or exercisability of any such award (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise

Tax”), then the benefits payable under this Plan or other Payments as described below shall be reduced if, and only to the extent that, such reduction will allow the Participant to receive a greater Net After Tax Amount than such Participant would receive absent such reduction.

20.2 The Accounting Firm (as defined below) will first determine the amount of any Parachute Payments (as defined below) that are payable to the Participant. The Accounting Firm also will determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments.

20.3 The Accounting Firm will next determine the largest amount of Payments that may be made to the Participant without subjecting the Participant to the Excise Tax (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

20.4 The Participant then will receive the total Parachute Payments or the Capped Payments, whichever provides the Participant with the higher Net After Tax Amount. If the Participant will receive the Capped Payments of some other amount lesser than the total Parachute Payments, the total Parachute Payments will be adjusted by [first reducing the amount of any cash benefits payable under the Participant’s Change in Control Agreement (if any) or any other plan, agreement or arrangement (in order of soonest to latest payment) and then by reducing the amount of any noncash benefits under the Participant’s Change in Control Agreement (if any) or any other plan, agreement or arrangement (in order of soonest to latest payment)]. The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced and will send the Participant and the Company a copy of its detailed calculations supporting that determination.

20.5 As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Section, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed under this Section (“Overpayments”), or that additional amounts should be paid or distributed to the Participant under this Section (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, that Overpayment will be treated for all purposes as a loan ab initio that the Participant must repay to the Company together with interest at the applicable Federal rate under Code Section 7872; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an

Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company and no later than the end of the year in which the calculation of the Underpayment amount is administratively practicable.

20.6 The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by the preceding subsections shall be borne by the Company.

20.7 The Company and Participant shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Participant, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by the preceding subsections. Any determination by the Accounting Firm shall be binding upon the Company and the Participant.

20.8 The federal, state and local income or other tax returns filed by Participant shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Participant. The Participant, at the request of the Company, shall provide the Company true and correct copies (with any amendments) of Participant’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such conformity.

20.9 For purposes of this Section, the following terms shall have their respective meanings:

a. “Accounting Firm” means the independent accounting firm engaged by the Company in the Company’s sole discretion.

b. “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Participant on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment.

c. “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

d. “Related Entity” means the Company and any entity that is treated as having made a “parachute payment” to the Participant under Code Section 280G and the Treasury Regulations promulgated thereunder.”

4. No Further Amendments. Except as amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

The Company has caused this Amendment to be executed by its duly authorized officer this 5th day of October, 2010, to be effective as of the first date set forth above.

ZEP INC.

By:	/s/ Robert P. Collins
Robert P. Collins
Vice President and
Chief Administrative Officer